Exhibit 99.1
                         [1-800-FLOWERS.COM, Inc. LOGO]


Investor Contact:              Media Contacts:
Joseph D. Pititto              Ken Young             Mike Rosen, Bratskeir & Co.
(516) 237-6131                (516) 237-6102         (212) 679-2233 (Ext. 457)
E-mail:invest@1800flowers.com kyoung@1800flowers.com mrosen@bratskeir.com



1-800-FLOWERS.COM( Helps Cupid Hit the Target, Reports Strong Valentine's Holiday Period*

* Company fulfills record customer demand by delivering more than three million roses, nearly one million tulips and more than 50,000 pounds of candy, plus many thousands of gift baskets, personalized stuffed animals and flowering plants.

Westbury, NY, February 19, 2004 -- 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced record customer demand for the Valentine's Day holiday shopping period (*January 27 through February 14, 2004). The Company said it fulfilled more than 800,000 orders during the period, with more than 65 percent coming online. More than 500,000 existing customers placed orders during the period helping to drive sales of more than three million roses, nearly one million tulips (fast becoming a new tradition), and more than 50,000 pounds of chocolate in addition to strong demand for gift baskets, plush stuffed animals, giftware and crystal, jewelry, plants and much more. Jim McCann, CEO, said, "We were very pleased with our results from Valentine's 2004. During the Valentine's holiday, we continued to deepen our relationship with our customers. Despite the challenges associated with Valentine's falling on a Saturday, our industry-leading gift fulfillment network -- with its same-day, next-day, any-day delivery capabilities -- enabled our customers to connect with their loved ones at home or at the office, during the week or over the weekend." McCann said that during the Valentine's holiday period, customers continued to respond enthusiastically to the Company's expanded offering of great gift brands, including: delicious goodies from Godiva(r), Hershey's(r), and the Company's exclusive Mama Moore's(r) Bake Shop and The Popcorn Factory(r) brands; (more)

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1-800-FLOWERS.COM  Reports  Strong Valentine's Holiday 2004 Period, pg. 2:

giftware and crystal from Lenox(r), Waterford(r) and SWAROVSKI(r); luxurious spa baskets featuring Crabtree & Evelyn(r); cuddly stuffed animals from Gund(r) and Boyd's Bears(r); and the striking, innovative creations of celebrity floral designer, Jane Carroll. The holiday period also saw the return of the Company's popular "Hand Us A Line For Your Valentinesm" sweepstakes. For the third consecutive year, visitors to the Company's website were invited to create and rate funny, romantic, silly or heartfelt Valentine's Day card messages. More than 30,000 people entered this year's sweepstakes for the chance to win a romantic getaway to a Couples Resort in Jamaica, as well as CDs from noted British recording artist Dido. McCann noted that the Valentine's holiday period is the Company's third largest in terms of revenue, following the calendar year-end holiday period and the upcoming Spring season which includes such traditional gifting occasions as Easter, Passover, Administrative Professional's Week, Mother's Day and Father's Day. The Company reaffirmed its full-year guidance, which calls for organic revenue growth in a range of 7-to-10 percent and EPS growth in excess of 75 percent compared with fiscal 2003.

About 1-800-FLOWERS.COM(r)

For more than 25 years, 1-800-FLOWERS.COM has helped millions of customers connect to the people they care about with a broad range of thoughtful gifts, award-winning customer service and its unique technology and fulfillment infrastructure. The Company's product line - including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts - is available to customers around the world via: the Internet (www.1800flowers.com); by calling 1-800-FLOWERS(r) 24 hours a day; or by visiting one of the Company-operated or franchised stores. The Company's collection of thoughtful gifting brands includes home decor and garden merchandise from Plow & Hearth(r) (www.plowandhearth.com), premium popcorn and other food gifts from The Popcorn Factory(r) (www.thepopcornfactory.com), gourmet food products from GreatFood.com(r) (www.greatfood.com), and children's gifts from HearthSong(r) (www.hearthsong.com) and Magic Cabinsm (www.magiccabin.com). The Company's Class A common stock is listed on the NASDAQ National Market (ticker symbol "FLWS"). Special Note Regarding Forward-Looking Statements: A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve forecast increases in revenue for the second half of its fiscal year 2004; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to maintain and enhance profit (more)

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1-800-FLOWERS.COM  Reports Strong Valentine's Holiday 2004 Period, pg. 3:


margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to improve its bottom line results and build long-term shareholder value; its ability to leverage its operating infrastructure; its ability to achieve its stated results guidance for fiscal 2004, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release, in the Company's guidance for its fiscal year 2004, or in any of its SEC filings except as may be otherwise stated by the Company.
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